UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 20, 2013

Date of Report (Date of earliest event reported)

Zynga Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35375	42-1733483
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

699 Eighth Street

San Francisco, CA 94103

(Address of principal executive offices and zip code)

(855) 449-9642

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 20, 2013, Zynga Inc. (the “Company”) entered into a $200.0 million, amended and restated five-year unsecured revolving credit agreement (the “Credit Agreement”). The lenders under the Credit Agreement are Morgan Stanley Senior Funding, Inc., Goldman Sachs Bank USA, Bank of America, N.A. and JP Morgan Chase Bank, N.A. Morgan Stanley Senior Funding, Inc. will continue to act as Administrative Agent. The Credit Agreement amended and restated the $1.0 billion, four-year revolving credit agreement dated as of July 21, 2011, among the Company, the lenders thereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent. The Credit Agreement matures on June 20, 2018, unless otherwise extended in accordance with its terms.

Borrowings under the Credit Agreement bear interest at either the base rate plus an applicable spread or an adjusted LIBOR rate plus an applicable spread, in each case with such spread being determined based on the Company’s consolidated leverage ratio for the preceding fiscal twelve-month period. Accrued interest is payable in arrears on the last day of each interest period and, in any event, at least quarterly. A commitment fee ranging from 0.250% to 0.400% on the daily amount of the unused commitments under the Credit Agreement accrues and is payable quarterly in arrears. Principal, together with all accrued and unpaid interest, is due and payable on the maturity date. The Company may prepay the loans and terminate the commitments, in whole or in part, at any time without premium or penalty, subject to certain conditions. Under the Credit Agreement, the Company may request that the aggregate amount of commitments be increased from $200.0 million up to a maximum of $300.0 million. Proceeds of loans made under the Credit Agreement may be used for working capital and general corporate purposes, including stock repurchases and acquisitions. No loans were made under the Credit Agreement at closing.

The Credit Agreement contains customary negative covenants, including covenants that limit or restrict the Company’s ability to, among other things, incur indebtedness, grant liens, merge with or consolidate with another entity, dispose of all or substantially all assets and pay dividends or make distributions, in each case subject to customary exceptions for a credit facility of this size and type. The Company is also required to maintain compliance with a capitalization ratio and maintain a minimum cash balance. Repayment on borrowings under the Credit Agreement is guaranteed by certain of the Company’s subsidiaries. The Credit Agreement contains customary events of default, including, among others, non-payment defaults, covenant defaults and a change of control default. The occurrence of an event of default could result in loans then outstanding to be due and payable in whole, together with accrued interest thereon and all fees and other obligations. Some of the lenders under the Credit Agreement and their affiliates have various relationships with the Company and its subsidiaries involving the provision of financial services, including cash management, investment banking, foreign exchange and trust services.

The Credit Agreement extends the term of the Company’s facility to June 20, 2018 and results in lower annual aggregate commitment fees than the previous facility. The preceding description of the Credit Agreement is a summary only and is qualified in its entirety by reference to the Credit Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit Agreement, dated as of July 21, 2011 and amended and restated as of June 20, 2013, among Zynga Inc., as Borrower, the Lenders party hereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zynga Inc.

Date: June 24, 2013	By:	/s/ Reginald D. Davis
Reginald D. Davis
Executive Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Revolving Credit Agreement, dated as of July 21, 2011 and amended and restated as of June 20, 2013, among Zynga Inc., as Borrower, the Lenders party hereto and Morgan Stanley Senior Funding, Inc., as Administrative Agent.